Exhibit 2.2

June 20, 2018

PRIVATE AND CONFIDENTIAL

WordStream, Inc.
101 Huntington Avenue
Suite 7000
Boston, MA 02199
Attention: Howard Kogan, President and CEO

Shareholder Representative Services LLC
950 17th Street, Suite 1400
Denver, CO 80202
Attention: Managing Director

Re:  Merger Agreement Amendment – “Closing Cash” Definition

Ladies and Gentlemen:

Reference is made to that certain Agreement and Plan of Merger, dated as of May 9, 2018 (the “Merger Agreement”), by and among Gannett Co., Inc., a Delaware corporation (“Gannett”), WordStream, Inc., a Delaware corporation (the “Company”), Orca Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Gannett (“Merger Sub”), and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the representative, agent and attorney-in-fact of the Company Equityholders. Each capitalized term used but not defined herein has the meaning given to it in the Merger Agreement.

The Merger Agreement is hereby amended and modified by amending the definition of “Closing Cash” in Section 1.1 to read as follows:

““Closing Cash” means all cash and cash equivalents held in the bank accounts of the Company, net of (i) outstanding (uncleared) outbound checks, drafts, wire transfers or deposits in transit, and other debits of the Company in-process, (ii) restricted balances (other than the amounts held in the Company’s money market accounts with Pacific Western Bank that constitute the “Collateral” under those certain Pledge and Security Agreements, dated as of June 12, 2018, by the Company in favor of Pacific Western Bank, which accounts had a collective balance of $495,371.00 as of June 12, 2018), and (iii) amounts held in escrow (other than funds held in escrow as a result of this Agreement), in each case, calculated as of immediately prior to the Effective Time.”

This letter agreement may be executed in counterparts (including via facsimile or electronic transmission), each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

[Signature Page Follows]

Sincerely,

GANNETT CO., INC.

By:	/s/ Elizabeth A. Allen
Name:	Elizabeth A. Allen
Title:	Vice President, Associate General Counsel and Secretary

ORCA MERGER SUB, INC.

By:	/s/ Elizabeth A. Allen
Name:	Elizabeth A. Allen
Title:	Secretary

[Signature Page to “Closing Cash” Side Letter Agreement]

ACKNOWLEDGED AND AGREED:

WORDSTREAM, INC.

By:	/s/ Howard Kogan
Name:	Howard Kogan
Title:	President and CEO

Date:	June 20, 2018

[Signature Page to “Closing Cash” Side Letter Agreement]

ACKNOWLEDGED AND AGREED:

SHAREHOLDER REPRESENTATIVE SERVICES LLC,
solely in its capacity as the Equityholder Representative

By:	/s/ Sam Riffe
Name:	Sam Riffe
Title:	Executive Director

Date:	June 20, 2018

[Signature Page to “Closing Cash” Side Letter Agreement]